EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008

Mesa Air Group Reports 3rd Quarter Net Income

PHOENIX, July 28, 2004 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced third quarter after tax earnings of $9.7 million on revenues of $239.6 million, or 25 cents per share on a diluted basis (all amounts reported herein are after tax, reflect a restatement of prior year amounts and all per share amounts reported hereafter are on a diluted basis). Net income was $5.4 million or 17 cents per share for the same period of fiscal 2003. Pro forma net income for the quarter was $10.8 million, or 28 cents per share. Pro forma net income excluded impairment costs of $0.6 million for the last two of seven Beechcraft 1900D aircraft that were part of the early lease terminations disclosed in the second quarter and tax effects of $0.5 million relating to the second quarter one-time compensation payments. This compares to pro forma earnings of $7.8 million on revenues of $154.1 million, or 24 cents per share for the comparable period of fiscal 2003. Pro forma net income in the third quarter of 2003 excluded security reimbursement income received from the Transportation Security Administration (net of amounts owed to our code share partners) of $0.1 million and expenses related to the final settlement with the Department of Transportation Safety and System Stabilization Act of $2.6 million.

Year-to-date earnings, including restated amounts for the first quarter of fiscal 2004, were $15.6 million on revenues of $636.8 million, or 43 cents per share. During the first nine months of fiscal 2003, the Company reported net income of $15.5 million or 49 cents per share. Pro forma year-to-date net income for fiscal 2004 was $27.7 million or 71 cents per share. Pro forma net income excluded the costs to terminate the leases of seven Beechcraft 1900D aircraft of $7.3 million, one-time compensation payments of $3.4 million and related tax effects, net merger related costs of $2.2 million and investment income of $0.7 million. This compares to pro forma earnings of $10.8 million on revenues of $424.5 million, or 34 cents per share for the comparable period of fiscal 2003.

During the third quarter, the Company continued its regional jet expansion by adding eight regional jets to its current fleet. These deliveries increased Mesa’s fleet of regional jets to 124 regional jet aircraft, comprised of 87 50-seat regional jets, 15 70-seat regional jets and 22 86-seat regional jets. The Company, in fulfillment of its United Airlines obligations, also added three Dash 8-200s in the quarter bringing the total number of Dash 8-200s in its fleet to 16.

In June, the Company finalized an agreement with LogisTechs, Inc., an affiliate of GE Capital Aviation Services (GECAS) for the sale, management, and repair of its CRJ 200 aircraft rotable spare parts inventory. Under the agreement, LogisTechs will purchase approximately $25 million in existing and future spare parts inventory to support Mesa’s CRJ 200 fleet. The transaction is expected to fund in early August. The Company has also agreed with LogisTechs to negotiate similar agreements for up to $43 million of spare parts for Mesa’s current and to be delivered fleet of Bombardier CRJ 700/900 and current fleet of Embraer 145.

“Given the current industry environment, we are particularly pleased with our financial results,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “This is our 6th quarter of improving earnings and our 23rd profitable quarter in 24 quarters. We continue to focus on expanding our successful revenue guarantee business model and consolidating our recent growth. While we will undoubtedly face challenges going forward, we believe the Company is well positioned financially and has the ability to take advantage of potential opportunities. Our people have done a wonderful job and we thank them for their extraordinary contribution to our current success.”

Mesa’s operating statistics for the three months ended June 30,

	2004	2003	Change
Passengers	2,826,633	1,728,879	63.5%
Available Seat Miles (000s)	1,929,847	1,183,722	63.0%
Revenue passenger miles (000s)	1,419,466	773,693	83.5%
Load Factor %	73.6	65.4	8.2 pts.
Yield (cents)	16.9	19.9	-15.1%
Revenue per ASM (cents)	12.4	13.0	-4.6%
Operating Cost per ASM (cents) *	11.2	11.8	-5.1%
Stage length (miles)	401.5	344.8	16.4%

*	Excluding one-time items

Mesa’s operating statistics for the nine months ended June 30,

	2004	2003	Change
Passengers	7,097,863	4,504,782	57.6%
Available Seat Miles (000s)	4,984,240	3,137,997	58.8%
Revenue passenger miles (000s)	3,470,825	1,942,842	78.6%
Load Factor %	69.6	61.9	7.7 pts.
Yield (cents)	18.3	21.8	-16.1%
Revenue per ASM (cents)	12.8	13.5	-5.2%
Operating Cost per ASM (cents) *	11.7	12.8	-8.6%
Stage length (miles)	387.4	330.1	17.4%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	June 30,
	2004	2003
		(Restated)
Operating revenues:
Passenger	$232,519	$148,869
Freight and other	7,067	5,206

Total operating revenues	239,586	154,075

Operating expenses:
Flight operations	77,440	56,906
Fuel	53,119	27,995
Maintenance	43,462	27,754
Aircraft and traffic servicing	17,898	11,209
Promotion and sales	1,454	2,105
General and administrative	15,031	10,153
Depreciation and amortization	7,337	3,625
Impairment and restructuring charges	1,060	—

Total operating expenses	216,801	139,747

Operating income	22,785	14,328

Other income (expense):
Interest expense	(6,941)	(2,001)
Interest income	296	337
Other income (expense)	286	(3,968)

Total other income (expense)	(6,359)	(5,632)

Income before income taxes and minority interest	16,426	8,696
Income taxes	6,768	3,331

Income before minority interest	9,658	5,365
Minority interest	—	1

Net income	$9,658	$5,366

Income per common share:
Basic	$0.31	$0.17
Diluted	$0.25	$0.17
Weighted average shares — basic	31,610	31,457
Weighted average shares — diluted **	42,435	31,870

	Three Months Ended
	June 30,	June 30,
	2004	2003
		(Restated)
PRO FORMA (After tax):*
Net income	$9,658	$5,366
DOT settlement	—	2,563
Beech 1900 impairment costs	624	—
TSA grant	—	(142)
One-time compensation and related tax effects	507	—
Investment (income) loss	—	(15)
Minority interest	—	(1)

Pro forma net income	$10,789	$7,771

Pro forma income per common share
Basic	$0.34	$0.25
Diluted **	$0.28	$0.24

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

**	At June 30, 2004, the conversion features of the Company’s senior convertible notes due 2024 had not been met and therefore the dilutive effect of the notes was not included in the determination of earnings per common share. Diluted income per share would have been $0.23 and pro forma diluted income per share would have been $0.25 for the three months ended June 30, 2004 if the dilutive effect of the notes were to be included in the computation of income per common share.

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	June 30,	June 30,
	2004	2003
		(Restated)
Operating revenues:
Passenger	$616,391	$408,200
Freight and other	20,412	16,281

Total operating revenues	636,803	424,481

Operating expenses:
Flight operations	216,118	152,957
Fuel	131,819	80,045
Maintenance	117,347	84,423
Aircraft and traffic servicing	47,751	37,981
Promotion and sales	4,545	6,154
General and administrative	47,047	28,355
Depreciation and amortization	18,709	11,305
Impairment and restructuring charges	12,377	(10,957)

Total operating expenses	595,713	390,263

Operating income	41,090	34,218

Other income (expense):
Interest expense	(17,647)	(7,435)
Interest income	906	856
Other income (expense)	2,119	(2,587)

Total other income (expense)	(14,622)	(9,166)

Income before income taxes and minority interest	26,468	25,052
Income taxes	10,907	9,592

Income before minority interest	15,561	15,460
Minority interest	—	(5)

Net income	$15,561	$15,455

Income per common share:
Basic	$0.49	$0.49
Diluted	$0.43	$0.49
Weighted average shares — basic	31,691	31,557
Weighted average shares — diluted **	43,085	31,720

	Nine Months Ended
	June 30,	June 30,
	2004	2003
		(Restated)
PRO FORMA (After tax):*
Net income	$15,561	$15,455
Reversal of restructuring charges and certain liabilities of CCAir	—	(7,017)
DOT settlement	—	2,563
TSA grant	—	(142)
Beech 1900 return costs	7,278	648
Merger related costs	2,228	—
One-time compensation and related tax effects	3,380	—
Gain on involuntary conversion of aircraft	—	(795)
Investment (income) loss	(728)	111
Minority Interest	—	5

Pro forma net income	$27,719	$10,828

Pro forma income per common share
Basic	$0.87	$0.34
Diluted **	$0.71	$0.34

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

**	At June 30, 2004, the conversion features of the Company’s senior convertible notes due 2024 had not been met and therefore the dilutive effect of the notes was not included in the determination of earnings per common share. Diluted income per share would have been $0.38 and pro forma diluted income per share would have been $0.63 for the nine months ended June 30, 2004 if the dilutive effect of the notes were to be included in the computation of income per common share.

As of June 30, 2004, the Company’s cash and marketable securities were approximately $217.1 million.

Mesa, with projected 2005 revenues of $1 billion, currently operates 175 aircraft with over 1,000 daily system departures to over 181 cities, 43 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Chicago, Denver and Los Angeles as United Express; in Kansas City with Midwest Express and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,500 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com

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